Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 10, 2009	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND NET INCOME

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009

NEW YORK, NEW YORK November 10, 2009 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported net sales and net income for the Company’s third quarter and nine months ended September 30, 2009.

Net income for the third quarter ended September 30, 2009 was $390,000 or $.07 per diluted share compared to net income of $53,000 or $.01 per diluted share for the corresponding quarter in 2008. For the nine-month period ended September 30, 2009, net income was $512,000 or $.09 per diluted share compared to a net loss of $486,000 or ($.08) per diluted share last year. Net sales for the quarter and nine-month periods were $28,639,000 and $79,111,000, respectively, which in both cases is approximately even with the corresponding periods in 2008.

Commenting on the results for the quarter and nine-month periods, Mr. Tulin said, “Despite the ongoing challenges presented by uncertain economic conditions, we are pleased to report that our net income improved for both our third quarter and nine-month periods relative to the same time last year on approximately flat net sales. While the very difficult retail environment continues to put pressure on margins, we have paid particular attention to cost control and asset management in order to maintain our solid balance sheet. As a result, our financial condition remains strong as we enter the important holiday selling season.”

Results for the Third Quarter ended September 30, 2009

Net income for the third quarter ended September 30, 2009 was $390,000 or $.07 per diluted share compared to net income of $53,000 or $.01 per diluted share for the corresponding quarter in 2008.

Net sales during the quarter decreased 0.2% to $28,639,000 compared to $28,685,000 for the corresponding period in 2008. Decreases in in-store markdowns and other dilutive allowances and increased jewelry and personal leather goods net sales were largely offset by a reduction in net sales for our belt merchandise. The increase in jewelry net sales was mainly due to an increase in shipments of branded goods to department stores while the increase in personal leather accessories was attributable to higher shipments of our Luxury merchandise as well as to increased shipments of holiday gift programs. The decrease in net sales for men’s belts was associated with lower shipments of private label merchandise to certain chain store customers along with decreases for a number of export accounts. Net sales overall to international customers (including certain military accounts) decreased $871,000 or 30.1% during the quarter ended September 30, 2009.

Gross profit for the quarter ended September 30, 2009 decreased $258,000 or 2.9% and, as a percentage of net sales, decreased to 30.4% compared to 31.2%, in both cases as compared to last year. The decrease in gross profit during the quarter was mainly due to an increase in certain inventory-related expenses associated with higher customer returns and sales of out-of-line inventory as well as to an increase in royalty expense. Customer returns also temporarily increased during the quarter.

Selling and administrative expenses for the quarter ended September 30, 2009 decreased $705,000 or 8.1% from last year’s third quarter. As a percentage of net sales, selling and administrative expenses were 27.8% and 30.2% for the quarters ended September 30, 2009 and 2008 respectively.

SWANK, INC. NOVEMBER 10, 2009, PAGE 2

   Selling expenses for the quarter decreased $301,000 or 4.7% compared to last year and, as a percentage of net sales, decreased to 21.4% from 22.4%. The decreases were primarily associated with lower trade show, sales compensation, travel and entertainment, warehouse and distribution, and product development-related expenses, all offset in part by expenses related to start-up costs of our new women’s belt business. Expenses associated with women’s belts totaled $244,000 during the quarter.

Administrative expenses decreased $404,000 or 17.9% during the quarter and totaled 6.5% and 7.9% of net sales for the quarters ended September 30, 2009 and 2008, respectively. The decrease during the quarter was mainly due to reductions in environmental, bad debt, professional fees, and travel expenses. During last year’s third quarter, we recorded an expense of $197,000 in connection with a certain environmental matter.

Net interest expense for the quarter decreased by $114,000 or 54.6% compared to last year. The decrease was due to both lower average borrowings and lower borrowing costs during the quarter. Average outstanding borrowings decreased 44.3% during quarter relative to last year mainly due to a decrease in inventory investment.

Results for the Nine Months Ended September 30, 2009

Net income for the nine months ended September 30, 2009 was $512,000 or $.09 per diluted share compared to a net loss of $486,000 or ($.08) per diluted share last year.

Net sales for the nine-month period of $79,111,000 were approximately even with last year’s $79,158,000. During the nine-month period, an increase in net sales of personal leather accessories and jewelry merchandise along with reductions in in-store markdowns and other dilutive allowances were offset by decreased net sales of belts and certain Luxury goods collections as well as by a less favorable returns adjustment (see discussion below). In-store markdown expense decreased during the first nine months of 2009 compared to last year. During 2008, promotional activity increased significantly relative to historical levels due to a deteriorating retail climate, particularly during the latter half of the year.

Included in net sales for the nine months ended September 30, 2009 and 2008, are annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $668,000 for the nine-month period ended September 30, 2009, compared to an increase of $872,000 for the comparable period in 2008. The favorable adjustments in both years result from actual returns experience during the spring 2009 and spring 2008 seasons being better than anticipated compared to the respective reserves.

Gross profit for the nine-month period ended September 30, 2009 decreased $607,000 or 2.4%, as compared to the corresponding period last year and gross profit expressed as a percentage of net sales fell to 30.7% compared to 31.5% for the prior period. The decrease in gross profit was mainly due to an increase in certain inventory-related expenses associated with higher customer returns and sales of out-of -line inventory as well as a temporary increase in customer returns during the third quarter.

Included in gross profit for the nine months ended September 30, 2009 and 2008, are annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustments to net sales recorded during our second quarter described above resulted in a favorable adjustment to gross profit of $440,000 and $682,000 for the nine-month periods ended September 30, 2009 and September 30, 2008, respectively. As previously discussed, customer returns were lower than anticipated during both the spring 2009 and spring 2008 seasons.

SWANK, INC. NOVEMBER 10, 2009, PAGE 3

   Selling and administrative expenses for the nine-month period ended September 30, 2009 decreased $1,915,000 or 7.6% compared to the same period last year. Selling and administrative expenses expressed as a percentage of net sales were 29.3% and 31.7% for the 2009 and 2008 periods, respectively.

Selling expenses for the nine-month period decreased $896,000 or 4.9% and as a percentage of net sales decreased to 22.1% compared to 23.3% for the same period last year. As mentioned above, the decreases were primarily associated with lower trade show, sales compensation, travel and entertainment, warehouse and distribution, and product development-related expenses, all offset in part by $244,000 in expenses recorded during the third quarter relating to our new women’s belt business.

For the nine-months ended September 30, 2009, administrative expenses decreased $1,019,000 or 15.3% compared to the same period last year. Administrative expenses expressed as a percentage of net sales were 7.1% and 8.4% for the nine months ended September 30, 2009 and 2008, respectively. The decrease in administrative expenses for nine-month period was mostly due to reductions in bad debt and environmental-related expenses as well as a decrease in professional fees. As previously described, we made substantial additions to our bad debt reserves during the second quarter of 2008 following the bankruptcy filings of two of our department store customers. We also recorded an expense of $197,000 during the third quarter last year in connection with a certain environmental matter.

Net interest expense for the nine-months ended September 30, 2009 decreased by $320,000 or 50.9% compared to the corresponding period last year. The decrease was due to both lower average borrowings and lower borrowing costs during the quarter and year to date periods. Average outstanding borrowings decreased 32.7% during the period due primarily to decreases in inventory investment and income tax payments.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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SWANK, INC. NOVEMBER 10, 2009, PAGE 4

Swank designs and markets men’s jewelry, men’s and women’s belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “Ted Baker”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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SWANK, INC. NOVEMBER 10, 2009, PAGE 5

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED SEPTEMBER 30, 2009 AND 2008

(Dollars in thousands except share and per share data)

	2009	2008

Net sales	$28,639	$28,685

Cost of goods sold	19,935	19,723

Gross profit	8,704	8,962

Selling and administrative expenses	7,962	8,667

Income from operations	742	295

Interest expense	95	209

Income before income taxes	647	86

Income tax provision	257	33

Net income	$390	$53

Share and per share information:
Basic net income per weighted average common share outstanding	$.07	$.01
Basic weighted average common shares outstanding	5,674,145	5,989,095
Diluted net income per weighted average common share outstanding	$.07	$.01
Diluted weighted average common shares outstanding	5,674,777	5,989,677

SWANK, INC. NOVEMBER 10, 2009, PAGE 6

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Dollars in thousands except share and per share data)

	2009	2008

Net sales	$79,111	$79,158

Cost of goods sold	54,797	54,237

Gross profit	24,314	24,921

Selling and administrative expenses	23,156	25,071

Income (loss) from operations	1,158	(150)

Interest expense	309	629

Income (loss) before income taxes	849	(779)

Income tax provision (benefit)	337	(293)

Net income (loss)	$512	$(486)

Share and per share information:
Basic net income (loss) per weighted average common share outstanding	$.09	$(.08)
Basic weighted average common shares outstanding	5,671,817	6,004,235
Diluted net income (loss) per weighted average common share outstanding	$.09	$(.08)
Diluted weighted average common shares outstanding	5,671,921	6,004,235

SWANK, INC. NOVEMBER 10, 2009, PAGE 7

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited) September 30, 2009		December 31, 2008
ASSETS
Current:
Cash and cash equivalents		$479		$343

Accounts receivable, less allowances of $5,096 and $5,419, respectively		20,831		13,502
Inventories, net:
Work in process	1,163		1,174
Finished goods	20,522		25,113
		21,685		26,287
Deferred taxes, current		1,874		1,874
Prepaid and other current assets		2,257		2,966

Total current assets		47,126		44,972

Property, plant and equipment, net of accumulated depreciation		956		1,162
Deferred taxes, noncurrent		2,242		2,242
Other assets		3,205		3,638

Total assets		$53,529		$52,014

LIABILITIES
Current:
Note payable to bank		$10,966		$10,005
Current portion of long-term obligations		579		891
Accounts payable		4,302		4,222
Accrued employee compensation		961		1,126
Other current liabilities		2,135		2,047

Total current liabilities		18,943		18,291

Long-term obligations		6,218		6,048

Total liabilities		25,161		24,339

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		—		—
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued – 6,418,789 shares and 6,385,379 shares, respectively		642		639
Capital in excess of par value		2,259		2,037
Retained earnings		27,990		27,478
Accumulated other comprehensive (loss), net of tax		(380)		(378)
Treasury stock, at cost, 752,489 shares and 736,999 shares, respectively		(2,143)		(2,101)

Total stockholders’ equity		28,368		27,675

Total liabilities and stockholders’ equity		$53,529		$52,014